Filed Pursuant to Rule 433

Registration No. 333-180147

Free Writing Prospectus dated June 21, 2012

Santander Drive Auto Receivables Trust 2012-4

Issuing Entity

Santander Drive Auto Receivables LLC	Santander Consumer USA Inc.
Depositor	Sponsor and Servicer

The depositor has prepared a preliminary prospectus supplement dated June 21, 2012 and prospectus dated June 21, 2012 which describe the notes to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors Service, Inc.	Fitch, Inc.
Class A-1 Notes	P-1 (sf)	F-1+sf
Class A-2 Notes	Aaa (sf)	AAAsf
Class A-3 Notes	Aaa (sf)	AAAsf
Class B Notes	Aa1 (sf)	AAsf
Class C Notes	Aa3 (sf)	Asf
Class D Notes	Baa2 (sf)	BBBsf

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

Underwriters

Barclays	Credit Suisse	J.P. Morgan

Solely with respect to the Class A Notes:

Deutsche Bank Securities	Santander

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-888-227-2275, ext. 2263.